For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES CEO SUCCESSION PLAN

SEGUIN, Texas, April 1, 2021 -- Alamo Group Inc. (NYSE: ALG) today announced that Jeffery A. Leonard will succeed Ronald A. Robinson as President and Chief Executive Officer of the Company, effective May 31, 2021. Mr. Leonard has been with Alamo Group since September, 2011 and is currently serving as the Executive Vice-President of the Company’s Industrial Division. Mr. Robinson will continue as an employee of the Company to assist in the transition until August 1, 2021, and thereafter will remain as a member of the Company’s Board of Directors.

On behalf of the Board of Directors, Roderick R. Baty, Alamo Group’s Chairman said “Jeff Leonard’s promotion to President and CEO is the culmination of the Board’s careful CEO succession planning process. Jeff is a talented executive and a strong leader who has been very successful in leading the Company’s Industrial Division since he joined Alamo Group in 2011. With his mix of experience and strategic vision, we are confident that Jeff is the right person to lead the Company in its next phase of growth and development. We look forward to working with Jeff and the rest of the management team to ensure a seamless transition.”

Mr. Robinson added, “Jeff and I have worked together for 10 years. He is ready to take on this leadership assignment and I am confident in his ability to guide the Company going forward.”

“I am honored to succeed Ron and I look forward to leading Alamo Group and its dedicated team of employees during such an important time for the Company,” said Mr. Leonard. “I would like to offer my sincere thanks to Ron for his leadership during his tenure as CEO and for his valuable advice to me over the past several years. I see a very bright future ahead for Alamo Group and I am excited about the prospect of our global Alamo Group team creating an even stronger company while delivering long-term sustainable growth and profitability for our stockholders.”

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 3,990 employees and operates 27 plants in North America, Europe, Australia and Brazil as of December 31, 2020. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including ongoing and new supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.